EXHIBIT 11

                                     GIANT GROUP, LTD.
                                    EARNINGS PER SHARE
             for the three and nine-month periods ended September 30, 1996 (3)
                                        (Unaudited)


                                                               3 Months        9 Months
                                                                Ended            Ended
                                                             September 30,   September 30,
                                                                1996             1996
                                                              ----------       ----------
                                                                   ($ In thousands,
                                                                except per share amounts)

Earnings applicable to common stock (3):

   Net income for the period                                  $   1,539         $ 14,141
   Income earned on investment of remaining proceeds
      from exercise of stock options, after Company's
      acquisition of common stock (1)                                85               67
                                                             -----------       ----------
                                                              $   1,624         $ 14,208
                                                             ===========       ==========

Average weighted number of common shares and common equivalent shares:

   Weighted average number of common shares outstanding       3,779,255        4,242,702
   Additional shares assuming conversion of stock
     options (2)                                              1,108,101        1,001,512
                                                             -----------      -----------
                                                              4,887,356        5,244,214
                                                             ===========      ===========

Earnings per common share and common
   equivalent shares                                              $0.33            $2.71
                                                             ===========      ===========



(1) Assuming funds were invested in U.S. government short-term obligations earning interest at 5%.

(2) Reflects the 20% limit required by APB No. 15 for reacquisition of shares. Excess proceeds from exercise of stock options have been assumed to be invested in short-term government securities (see (1)).

(3) The 1995 calculation of earnings per share excludes the Company's stock options as their effect would be anti-dilutive and is not presented. The calculation of earnings per share for 1995 can be made from information presented in the consolidated statement of operations.

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